EXHIBIT 99.1
Fastenal Company Reports 2018 Third Quarter Earnings
WINONA, Minn., October 10, 2018 (GLOBE NEWSWIRE) -- Fastenal Company (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter ended September 30, 2018. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values.
PERFORMANCE SUMMARY

	Nine-month Period			Three-month Period
	2018	2017	Change	2018	2017	Change
Net sales	$3,733.5	3,302.0	13.1%	$1,279.8	1,132.8	13.0%
Business days	191	191		63	63
Daily sales	$19.5	17.3	13.1%	$20.3	18.0	13.0%
Gross profit	$1,811.1	1,632.4	11.0%	$615.8	555.9	10.8%
% of sales	48.5%	49.4%		48.1%	49.1%
Operating income	$765.8	678.5	12.9%	$262.3	228.5	14.8%
% of sales	20.5%	20.5%		20.5%	20.2%
Earnings before income taxes	$757.2	672.3	12.7%	$259.4	226.0	14.8%
% of sales	20.3%	20.4%		20.3%	20.0%
Net earnings	$583.1	426.2	36.8%	$197.6	143.1	38.1%
Diluted net earnings per share	$2.03	1.48	37.4%	$0.69	0.50	38.3%
Quarterly Results of Operations
Net sales increased $147.0, or 13.0%, from the third quarter of 2017 to the third quarter of 2018. This increase was driven by higher unit sales related primarily to continued strength in underlying market demand and contribution from our growth drivers, most notably industrial vending and Onsite locations. A lesser contributor to our sales growth in the third quarter of 2018 was higher product pricing as a result of increases instituted at the end of the fourth quarter of 2017 and during July and August of 2018 to mitigate inflation in the marketplace. Fastener products represented 34.7% of sales in the third quarter of 2018. Daily sales of fastener products grew 10.8%. Our sales of non-fastener products represented 65.3% of sales in the third quarter of 2018 and grew 14.9% on a daily basis.
Our gross profit, as a percentage of net sales, declined 100 basis points to 48.1% in the third quarter of 2018 from 49.1% in the third quarter of 2017. We realized higher incremental pricing in the third quarter of 2018, which largely offset incremental cost increases that we also experienced in the period. The most significant factors behind the decline in our gross profit percentage in the period were the impact of customer and product mix as well as higher freight costs at the branch level. These, combined with impacts from foreign exchange and other organizational elements, reduced our gross profit percentage in the third quarter of 2018. Relative to the second quarter of 2018, our third quarter of 2018 gross profit percentage declined 60 basis points from 48.7%. The customer and product mix effect was not as great from the second quarter of 2018 to the third quarter of 2018 as it was from the third quarter of 2017 to the third quarter of 2018. The branch freight and organizational elements that affected the year-over-year change in our gross profit percentage contributed to the decline from the second quarter of 2018 to the third quarter of 2018.
Our operating income, as a percentage of net sales, improved to 20.5% in the third quarter of 2018 from 20.2% in the third quarter of 2017. Our operating and administrative expenses (including the gain on sales of property and equipment), as a percentage of net sales, improved to 27.6% in the third quarter of 2018 compared to 28.9% in the third quarter of 2017. The primary reason for this improvement was our ability to leverage employee-related, occupancy-related, and general corporate expenses.
Employee-related expenses, which represent 65% to 70% of operating and administrative expenses, increased 10.3% in the third quarter of 2018 when compared to the third quarter of 2017. The increase in employee-related expenses was mainly related to: (1) higher bonuses and commissions due to growth in net sales and net earnings, (2) an increase in our full-time equivalent ('FTE') headcount, and (3) inflation in base wages, although this last factor did moderate relative to prior periods. Occupancy-related expenses, which represent 15% to 20% of operating and administrative expenses, increased 2.3%. This was primarily due to an increase in expenses related to industrial vending equipment while facility costs were flat. Selling transportation expenses, which represent approximately 5% of operating and administrative expenses, increased 10.7% mainly due to: (1) higher average fuel prices and consumption during the period, and (2) costs related to a higher total vehicle count.
Our net interest expense was $3.0 in the third quarter of 2018 compared to $2.5 in the third quarter of 2017. This increase was mainly caused by higher average interest rates during the period.
We recorded income tax expense of $61.8 in the third quarter of 2018, or 23.8% of earnings before income taxes. This reflects primarily two items: (1) the estimated impacts of the tax legislation commonly referred to as the Tax Cuts and Jobs Act (the 'Tax Act') resulted in a lower tax rate beginning in the first quarter of 2018, and (2) the estimated impact of a one-time benefit of approximately $1.9 related to a slight reduction in our estimated transition tax liability and accelerating depreciation for certain physical assets. This $1.9 benefit lowered our income tax rate for the third quarter of 2018 by 80 basis points. Income tax expense was $82.9 in the third quarter of 2017, or 36.7% of earnings before income taxes. We continue to believe our ongoing tax rate will be in the 24.5% to 25.0% range.

Our net earnings during the third quarter of 2018 were $197.6, an increase of 38.1% when compared to the third quarter of 2017. Our diluted net earnings per share were $0.69 during the third quarter of 2018 compared to $0.50 during the third quarter of 2017. We believe the combined effects of discrete tax items and the lower tax rate resulting from the impact of the Tax Act benefited our basic and diluted earnings per share by $0.12 in the third quarter of 2018.
Growth Driver Performance
We signed 5,877 industrial vending devices during the third quarter of 2018, an increase of 23.2% compared to the third quarter of 2017, and signed 17,093 industrial vending devices during the first nine months of 2018, an increase of 13.3% compared to the first nine months of 2017. Our installed device count on September 30, 2018 was 78,706, an increase of 14.0% over September 30, 2017. Sales through our vending devices continued to grow at a pace of approximately 20% in the third quarter of 2018 due to the increase in the installed base, and to a lesser degree, an increase in revenue per device. These amounts do not include approximately 15,000 vending devices deployed as part of our lease locker program.
We signed 88 new Onsite locations (defined as dedicated sales and service provided from within, or in close proximity to, the customer's facility) during the third quarter of 2018 compared to 81 signings in the third quarter of 2017, an increase of 8.6%. We signed 269 new Onsite locations during the first nine months of 2018 compared to 213 signings in the first nine months of 2017, an increase of 26.3%. We had 828 active sites on September 30, 2018, which represented an increase of 49.2% from September 30, 2017. Our 2018 goal for Onsite signings remains in the range of 360-385.
We signed 41 new national account contracts (defined as new customer accounts with a multi-site contract) in the third quarter of 2018, and revenues attributable to national account customers represented 51.5% of our total revenues in the period. Daily sales to our national account customers grew 18.0% in the third quarter of 2018 over the third quarter of 2017. Beyond signings (or growth activities), our large customers can provide insights into the trends of our overall marketplace. Demand began to improve in the first quarter of 2017, and strengthened in the second quarter of 2017 when sales to 68 of our top 100 customers were growing. That pattern continued with sales to 72 of our top 100 customers growing in the third and fourth quarters of 2017, and sales to 78 of our top 100 customers growing in the first quarter of 2018. In the second and third quarters of 2018, sales to 80 and 79 of our top 100 customers grew, respectively. We believe the consistently high level of these figures throughout 2018 is representative of healthy and stable growth year-to-date. Similarly, sales to our non-national account customers continued to grow at a mid- to high-single digit rate in the third quarter of 2018.
Balance Sheet and Cash Flow
We produced operating cash flow of $496.2 in the first nine months of 2018, representing 85.1% of the period's net earnings versus 107.0% in the first nine months of 2017. The decline in our operating cash flow as a percentage of net earnings largely reflects working capital trends as further described below. We invested $88.8 for property and equipment, net of proceeds from sales, in the first nine months of 2018 compared to $76.5 in the first nine months of 2017. We are reducing our anticipated net spending on property and equipment for 2018 to $152.0 from $158.0 to reflect year-to-date spending levels, the timing of expenditures for distribution center equipment, and slightly higher proceeds from sales of property and equipment. Our new expected net spend amount for property and equipment represents an increase of $39.5, or 35.1%, from 2017.
We returned $367.9 to our shareholders in the first nine months of 2018 in the form of dividends ($327.5) and purchases of our common stock ($40.4), compared to $359.7 (dividends of $277.1 and purchases of our common stock of $82.6) in the first nine months of 2017.
Total debt on our balance sheet was $390.0 at the end of the third quarter of 2018, or 14.4% of total capital (the sum of stockholders' equity and total debt). This compares to $440.0, or 17.8% of total capital, at the end of the third quarter of 2017.

Accounts receivable were $772.5 at the end of the third quarter of 2018, an increase of $140.4, or 22.2%, over the third quarter of 2017. A part of this increase reflects sustained strong sales growth overall combined with relatively stronger growth in the first nine months of 2018 of our national accounts and our international business, each of which tend to have longer payment terms than our business as a whole. As has been the case since the fourth quarter of 2017, growth in net accounts receivable in the period also continued to be impacted by the timing of customers' payments. Inventories were $1,194.7 at the end of the third quarter of 2018, an increase of $147.7, or 14.1%, over the third quarter of 2017. This increase is primarily to support healthy business activity and sales growth, including a large increase in the number of installed vending devices and active Onsite locations, but has also begun to reflect the impact of inflation. Accounts payable were $186.0 at the end of the third quarter of 2018, an increase of $38.9, or 26.5%, from the third quarter of 2017, driven by an increase in inventory demand due to sales growth.
Additional Information
The table below summarizes our total and FTE (based on 40 hours per week) employee headcount, our investments in in-market locations (defined as the sum of the total number of public branch locations and the total number of active Onsite locations), and industrial vending devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:
	Q3 2018	Q4 2017	Q4 2017	Q3 2017	Q3 2017
In-market locations - absolute employee headcount	13,749	13,424	2.4%	13,298	3.4%
In-market locations - FTE employee headcount	11,995	11,549	3.9%	11,480	4.5%
Total absolute employee headcount	21,182	20,565	3.0%	20,242	4.6%
Total FTE employee headcount	18,314	17,519	4.5%	17,329	5.7%

Number of public branch locations	2,261	2,383	-5.1%	2,418	-6.5%
Number of active Onsite locations	828	605	36.9%	555	49.2%
Number of in-market locations	3,089	2,988	3.4%	2,973	3.9%
Industrial vending devices (installed device count) (1)	78,706	71,421	10.2%	69,058	14.0%
Ratio of industrial vending devices to in-market locations	25:1	24:1		23:1
(1) This number represents devices which principally dispense product and produce product revenues, and excludes approximately 15,000 devices which are principally used for the check-in/check-out of equipment.

During the last twelve months, we increased our absolute employee headcount by 451 people in our in-market locations and 940 people in total. The increase is mostly a function of additions we have made to support customer growth in the field as well as investments in our growth drivers.
We opened three branches in the third quarter of 2018 and closed 30 branches. Additionally, two branches were converted from a public branch to a non-public location. Our in-market network forms the foundation of our business strategy, and we will continue to open or close locations as is deemed necessary to sustain and improve our network and support our growth drivers.

CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share information)

	(Unaudited)
Assets	September 30, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$129.7	116.9
Trade accounts receivable, net of allowance for doubtful accounts of $11.7 and $11.9, respectively	772.5	607.8
Inventories	1,194.7	1,092.9
Prepaid income taxes	2.2	—
Other current assets	126.4	118.1
Total current assets	2,225.5	1,935.7

Property and equipment, net	883.8	893.6
Other assets	84.6	81.2

Total assets	$3,193.9	2,910.5

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$2.5	3.0
Accounts payable	186.0	147.5
Accrued expenses	227.6	194.0
Income taxes payable	—	6.5
Total current liabilities	416.1	351.0

Long-term debt	387.5	412.0
Deferred income taxes	74.7	50.6

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 400,000,000 shares authorized, 287,056,618 and 287,591,536 shares issued and outstanding, respectively	2.9	2.9
Additional paid-in capital	7.4	8.5
Retained earnings	2,342.0	2,110.6
Accumulated other comprehensive loss	(36.7)	(25.1)
Total stockholders' equity	2,315.6	2,096.9

Total liabilities and stockholders' equity	$3,193.9	2,910.5

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in millions except earnings per share)

	(Unaudited)		(Unaudited)
	Nine Months Ended September 30,		Three Months Ended September 30,
	2018	2017	2018	2017
Net sales	$3,733.5	3,302.0	$1,279.8	1,132.8

Cost of sales	1,922.4	1,669.6	664.0	576.9
Gross profit	1,811.1	1,632.4	615.8	555.9

Operating and administrative expenses	1,045.8	955.0	353.8	327.5
Gain on sale of property and equipment	(0.5)	(1.1)	(0.3)	(0.1)
Operating income	765.8	678.5	262.3	228.5

Interest income	0.3	0.3	0.1	0.1
Interest expense	(8.9)	(6.5)	(3.0)	(2.6)

Earnings before income taxes	757.2	672.3	259.4	226.0

Income tax expense	174.1	246.1	61.8	82.9

Net earnings	$583.1	426.2	$197.6	143.1

Basic net earnings per share	$2.03	1.48	$0.69	0.50

Diluted net earnings per share	$2.03	1.48	$0.69	0.50

Basic weighted average shares outstanding	287.3	288.5	287.0	287.5

Diluted weighted average shares outstanding	287.5	288.6	287.3	287.6

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
	(Unaudited)
	Nine Months Ended September 30,
	2018	2017

Cash flows from operating activities:
Net earnings	$583.1	426.2
Adjustments to reconcile net earnings to net cash provided by operating activities, net of acquisitions:
Depreciation of property and equipment	99.3	92.3
Gain on sale of property and equipment	(0.5)	(1.1)
Bad debt expense	5.1	6.2
Deferred income taxes	24.1	2.3
Stock-based compensation	3.8	4.0
Amortization of intangible assets	3.0	2.8
Changes in operating assets and liabilities, net of acquisitions:
Trade accounts receivable	(172.0)	(126.2)
Inventories	(104.9)	(31.2)
Other current assets	(8.3)	(15.2)
Accounts payable	38.5	35.9
Accrued expenses	33.6	42.3
Income taxes	(8.7)	19.5
Other	0.1	(1.9)
Net cash provided by operating activities	496.2	455.9

Cash flows from investing activities:
Purchases of property and equipment	(97.1)	(82.7)
Proceeds from sale of property and equipment	8.3	6.2
Cash paid for acquisitions	(3.7)	(58.7)
Other	(6.4)	(3.0)
Net cash used in investing activities	(98.9)	(138.2)

Cash flows from financing activities:
Proceeds from debt obligations	640.0	805.0
Payments against debt obligations	(665.0)	(750.0)
Proceeds from exercise of stock options	11.3	3.5
Purchases of common stock	(40.4)	(82.6)
Payments of dividends	(327.5)	(277.1)
Net cash used in financing activities	(381.6)	(301.2)

Effect of exchange rate changes on cash and cash equivalents	(2.9)	4.2

Net increase in cash and cash equivalents	12.8	20.7

Cash and cash equivalents at beginning of period	116.9	112.7
Cash and cash equivalents at end of period	$129.7	133.4

Supplemental disclosure of cash flow information:
Cash paid for interest	$8.9	6.1
Net cash paid for income taxes	$158.0	223.8

CONTACT:	Ellen Stolts
Financial Reporting & Regulatory Compliance Manager
507-313-7282